Exhibit (g)(17)
[Janus Letterhead]
November 17, 2010
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC2S
Boston, Massachusetts 02111
To Whom It May Concern:
Please be advised that Janus Investment Fund (the “Trust”) has established Janus Emerging Markets Fund and Janus Global Bond Fund, each as a new series of the Trust, effective on or about December 28, 2010. Pursuant to the existing Amended and Restated Custodian Contract between the Trust and State Street Bank and Trust Company (“State Street”), the Trust requests confirmation that State Street will act as custodian for these new series under the terms of the contract.
Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to the Trust and retaining one copy for your records.

JANUS INVESTMENT FUND
By:	/s/ Stephanie Grauerholz-Lofton
Stephanie Grauerholz-Lofton,
Vice President and Secretary

STATE STREET BANK AND TRUST COMPANY
By:	/s/ Michael F. Rogers
Michael F. Rogers Executive Vice President
Agreed to as of this 28 day of December 2010
cc: Robin Nesbitt